UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2011

AETHLON MEDICAL, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-21846	13-3632859
(State or other jurisdiction of Registrant)	(Commission File Number)	(IRS Employer Identification Number)

8910 University Center Lane, Suite 660
San Diego, CA. 92122
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (858) 459-7800

Not applicable
(Former name or former address, if changed since last report)

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant's management as well as estimates and assumptions made by Registrant's management. When used in the Filings the words "anticipate, "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01	Entry into a Material Definitive Agreement

On July 15, 2010, the Registrant issued to Tonaquint, Inc. (the "Investor") a certain (i) Convertible Promissory Note of the Registrant in the original principal amount equal to $890,000 (the “Note”), and (ii) Warrant to Purchase Shares of Common Stock (the “Warrant”), each of which was issued pursuant to that certain Note and Warrant Purchase Agreement dated as of July 15, 2010 between the Registrant and the Investor.  As of the date of the filing of this Current Report, the original Note issued on July 15, 2010 has been fully satisfied, no balance remains under the Note and no further shares of Common Stock are issuable to the Investor under the Note.

On June 28, 2011, the Registrant and the Investor entered into a Termination Agreement that eliminates a minimum of 10.8 million shares of Common Stock that would have been issued under the Warrant exercise formula.  The Registrant and the Investor have agreed to terminate the Warrant to prevent continuing dilution of the Registrant’s Common Stock and to eliminate confusion or disagreement as to the number of shares of Common Stock available for issuance under the Warrant in the future.

Accordingly, the Termination Agreement provides for the Registrant to issue 3,599,913 shares of Common Stock upon the final exercise of the Warrant, whereupon the Warrant shall be terminated and of no further force or effect.  The Termination Agreement also provides for a "Common Stock Sale Limitation" on all Common Stock of the Registrant held by the Investor.  Under the "Common Stock Sale Limitation", the daily limitation on the number of shares of Common Stock which the Investor may sell into the market on any trading day is limited to the greater of (i) $5,000 of sales amount, or (ii) 10% of the Average Daily Volume of the Registrant's Common Stock sold on the Over The Counter Bulletin Board, where the Average Daily Volume shall mean the average daily volume for the prior three month period as reported on each trading day on Yahoo Finance with respect to the Registrant’s Common Stock.  Under the terms of the Termination Agreement, the Investor has waived and released the Registrant from any obligation to pay or perform, any fees, penalties, costs, or assessments that were or are due, or would have become due, under the Note, the Warrant and the Note Purchase Agreement.

In consideration of the termination of the Warrant, the Registrant shall issue an unsecured non-convertible promissory note (the "New Note") in the principal amount of $360,185, which provides for annual interest at a rate of 6%, payable monthly in either cash or stock of the Registrant, at the option of the Registrant.

Reference is hereby made to the Termination Agreement and the New Note, attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2. The foregoing is only a summary of the Termination Agreement and New Note and you are urged to read the Exhibits in their entirety.

Item 9.01	Financial Statements and Exhibits

Exhibits

Item No.	Description

10.1	Termination Agreement
10.2	Unsecured Non-Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June  29, 2011

AETHLON MEDICAL, INC.

By: /s/ James A. Joyce
James A. Joyce
Chief Executive Officer